Exhibit 99.1

RumbleOn Receives $5.2 Million in Funding from the Paycheck Protection Program

RumbleOn, Inc (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced the receipt of approximately $5.2 million in funding from the Paycheck Protection Program (PPP).

 “With economic uncertainty affecting all of us, we proactively applied for these funds as part of our ongoing contingency planning and preparation. The funding provided to us by the SBA PPP loan ensures that we are positioned to reaccelerate our business as conditions permit,” commented Chief Executive Officer, Marshall Chesrown. “Over the course of the past two months, we have communicated the actions we are taking to mitigate the impact on our financial performance. While the ongoing and future effects of the COVID-19 pandemic are unpredictable and continue to evolve, we are taking prudent steps to protect the long-term health of our business and remain committed to delivering shareholder value over time.”

The PPP funding takes the form of a low-interest loan, certain amounts of which are forgivable in accordance with the PPP.

 About RumbleOn

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Cautionary note regarding forward looking statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the Company’s expectations as of the date of this report and speak only as of the date of this report and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Source: RumbleOn, Inc